Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lyra Therapeutics, Inc.

Watertown, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-237973) of Lyra Therapeutics, Inc. of our report dated March 9, 2021 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 9, 2021